                                                                  EXHIBIT 10.16

              [LETTERHEAD OF BANQUE NATIONALE DE PARIS (CANADA)]

By telecopier and mail

Montreal, July 22, 1997

DISCREET LOGIC INC.
10, rue Duke
Montreal (Quebec)
H3C 2L7

hereafter the "Borrower or Lessee"

Attention: Mr. Giovanni Tagliamonti, Corporate Controller

Subject: Revolving credit of CND $7,000,000
    Research and Development tax credit facility of CND $600,000
    Leasing facility of CND $600,000
    Term financial instruments facility of not more than CND $2,000,000.

Gentlemen,

Following or recent discussions relating to certain amendments to the terms of your credit, we are pleased to confirm our credit of $10,200,000 in accordance with the terms and conditions set forth below, as amended without novation. This confirmation is based on the representations, information and documents which you have previously provided to us.

1. AMOUNT AND NATURE OF THE CREDIT:

  1.1. Revolving credit of CDN $7,000,000 or its US dollar equivalent.

  1.2. Research and Development (R&D) tax credit facility of CDN $600,000 or its US dollar equivalent.

  1.3 Leasing facility for a maximum amount of CDN $600,000.

  1.4. Term financial instruments for a maximum global amount of CDN $2,000,000 and not exceeding CDN $200,000 in risk-equivalent, as defined in Appendix "A" herein.

2. PURPOSE OF THE CREDIT:

  2.1. The revolving credit serves to finance the Borrower's current operations. The letter of guarantee issued by virtue of heading 1.1 secures, exclusively, the Borrower's obligations.

  2.2. The R&D facility serves to bridge receipt of R&D tax credit.

  2.3. The leasing facility serves for the acquisition and leasing of computer equipment (hardware only) and specialized related equipment (hereafter the "Equipment"). It is understood that the Lessor reserves the right to verify that the Equipment corresponds to its financing criteria.

    The software acquired by means of the leasing facility must not exceed 10% of the total acquisition cost of the Equipment and must also include the transfer of the utilization license assignable for leasing purposes.

3. CREDIT MECHANISMS AND LIMITS:

  3.1. The Borrower may utilize the revolving credit by using one of the mechanisms indicated below or a combination thereof:

    3.1.1. Overdraft advances;

    3.1.2. Banker's acceptances for periods of 30, 60, 90 and 180 days, in multiples of $100,000, and for minimum amounts of $500,000;

    3.1.3. Letters of guarantee for periods not exceeding 12 months;

    3.1.4. Import letters of credit;

  3.2. The Borrower may utilize the R&D facility by using overdraft advances; the aggregate amount of the drawdown shall not exceed 60% of the tax credit receivable to the Borrower by provincial and federal governments as declared by the Borrower and confirmed by its auditors;

  3.3. The Lessee may utilize the leasing facility through progressive disbursements of at least CDN $50,000 each during the acquisition period which terminates at the latest on May 31, 1998, hereafter the "Acquisition Period". The lease payments will be determined and will begin no later than at the end of the Acquisition Period.

    The Lessee may order the Equipment as agent for the Lessor in virtue of an Agency agreement to this effect.

  3.4. The term financial instrument facility may be utilized by using forward exchange contracts for periods up to 12 months.

4. PARTICULAR TERMS:

  4.1. Letters of guarantee are issued in accordance with the terms and conditions agreeable to both the Bank and the Borrower.

  4.2. Any payment by the Bank of a letter of guarantee and a banker's acceptance issued under the revolving credit, is considered to be an overdraft advance granted to the Borrower.

  4.3. For the purposes of the leasing and the capital cost allowance, it is assumed that the Equipment belongs to the 10 category with respect to the Canada Income tax Act Regulations and that the Lessor will benefit from the capital cost allowance. Should the Lessee choose a leasing/acquisition agreement under heading 5 herein, it will have the option, (under Section 16.1 of the Canada Income Tax Act) to make a choice jointly with the Lessor, to the effect that the Lessee can also fully benefit from the capital cost allowance.

  4.4. Term financial instruments are contracted at the conditions and the rate mutually agreed upon by the Bank and the Borrower.

5. INTEREST RATES AND FEES:

  5.1. Overdraft advances bear interest at the Bank's annual Canadian or US prime rate in effect from time to time, plus 0.25%. The interest is payable monthly the first day of the month.

  5.2. The interest on US dollar advances is calculated on the basis of a 360-day year; the equivalent annual rate is determined by multiplying the rate calculated on 360 days by the actual number of days in the year and dividing the result by 360.

  5.3. The interest is calculated on a daily balance and the unpaid interests bears interest at the same rate, compounded monthly.

  5.4. A fee at the annual rate of 1% is payable upon issuance of any bankers acceptance; the fee rate may be modified by the Bank on 30 days' notice.

  5.5. A fee is payable upon issuance of any letter of guarantee according to the Bank's effective rates prevailing on the relevant date. The Borrower must also pay all other related charges and costs.

  5.6. Should the Bank tolerate that the utilization exceed the maximum authorized amount, an overdrawing fee of 0.5% (with a minimum of $250) will be calculated on the highest overdrawn amount of the month. This overdrawing fee will be charged to the account of the Borrower on the last day of each month.

  5.7. Any credit balance outstanding on the Borrower's account shall bear interest at:

               CND $/US $             BALANCE
               ----------         ----------------
        CDOR / FED FUNDS + 0.25%      1,000,001$ +
        CDOR / FED FUNDS + 0.75%  0 $--1,000,001 $

    "CDOR": The Canadian Deposit Offered Rate, represent the average of the
            30 days Banker's acceptances.

    "FED FUNDS": The Federal Funds, is a rate based on the average of a day to day transactions on Bloomberg

  5.8. For the leasing facility, progressive disbursements made during the Acquisition Period shall bear interest at the Banque Nationale de Paris (Canada)'s annual prime rate, plus 1%; the interest is payable monthly until the end of the Acquisition Period.

  5.9. The Lessee may choose one of the two following options:

    (I) LEASING/ACQUISITION (variable rate)

                                            ACQUISITION
               OPTION          TERM            OPTION        EFFECTIVE RATE (1)
               ------        --------- --------------------- ------------------
        A................... 12 months  50% on the 6th month       P + 1%
        B................... 14 months 10% on the 12th month       P + 1%

    (1) The lease payments are calculated based on the Banque Nationale de Paris (Canada)'s annual prime rate ("P") in effect on the determination of the lease payments plus 1%. The amount of each lease payment remains unchanged during the length of the leasing facility, subject to the following: at the beginning of each calendar year the Lessor shall re-calculate each monthly lease payment payable by the Lessee during the previous year, taking into consideration the variations of the prime rate during the previous year. A sum equivalent to the difference between the lease payments made and those re-calculated shall be payable by or reimbursed to the Lessee, as the case may be, as an adjustment.

    (II) LEASING-ACQUISITION (fixed rate)

        OPTION     TERM     ACQUISITION OPTION   EFFECTIVE RATE (2)
        ------   --------- --------------------- ------------------
         C       12 months  50% on the 6th month       CF + 2%
         D       14 months 10% on the 12th month       CF + 2%

    (2) The rate will be fixed on the determination of the lease payments according to the Banque Nationale de Paris (Canada)'s cost of funds ("CF") then in effect, plus 2%. Listed below are a few examples of indicative rates.

    SCHEDULE OF EXAMPLES FOR EACH $1000 FINANCED

        OPTION                                  INDICATIVE RATE FACTOR PER $1000
        ------                                  --------------- ----------------
         A.....................................      7.75%          $ 87.89
         B.....................................      7.75%          $ 78.33
         C.....................................      8.95%          $ 88.59
         D.....................................      9.50%          $ 79.08

  5.10. If the Lessee is not in default and has chosen a leasing/acquisition at variable rate, the Lessee shall have the option to fix the rate for the remaining period of the leasing facility. Upon a 30-day written notice, the Lessor shall amend the leasing contract to reflect the new fixed rate, which must be signed by the Lessee; the rate shall be determined at the next lease payment date according to the Banque Nationale de Paris (Canada)'s cost of funds then in effect plus 2%.

  5.11. A study fee of CDN $5,000 is payable upon acceptance of these presents.

6. CONDITIONS TO UTILIZATION:

  6.1. The conditions mentioned hereunder must be complied with within thirty
      (30) days of acceptance of these presents prior to any future utilization, failing which, the Bank may, at its sole option, charge the Borrower a fee determined by the Bank or terminate the credits:

    6.1.1. Receipt by the Bank of the legal documentation authorizing the Borrower to deal with and obtain credit from the Bank;

    6.1.2. Receipt of security required by these presents; including a negative pledge on offshore receivables (out of North America) and letter of guarantee from offshore subsidiaries.

    6.1.3. Satisfactory legal opinions from both the Bank and the Borrower's legal counsel;

  6.2. Each import letter under the revolving credit must pertain to the purchase of goods for an amount at least equal to the amount of the letter of credit and the documents required hereunder must include documents evidencing the value of such goods and their shipment, and an insurance policy endorsed in favor of the Bank

  6.3. Prior to any drawdown under the R&D tax credit facility, the Bank must have received a declaration from the Borrower and its auditors confirming the actual R&D incurred and expected tax credit receivable.

  6.4. No disbursement under the Leasing Facility may be effected until the Lessor has verified the cost of the Equipment and the Lessee has submitted to the Lessor the following documents:

             . Suppliers' invoices, in the Lessors name, describing the equipment financed, with supporting evidence of payment;

             . Certificate of acceptance of the Equipment and of the
               realization of the project;

    6.4.1. Confirmation of insurance (against fire and all other risks) relating to the Equipment and all other assets of the Lessee, for their replacement value; confirmation of civil liability insurance for a minimum amount of one (1) million dollars; the Lessor must be named as additional insured and beneficiary of these policies.

  6.5. The conditions of utilization are the Bank's sole benefit to which it may renounce in whole or in part without affecting its rights, including its recourse against any guarantor, in such case.

7. REIMBURSEMENT:

  7.1. All sums owing under the revolving credit are repayable on demand. Any reimbursement effected after 11 o'clock a.m. is deemed to have been made on the next working day. Moreover, the Bank may terminate the term financial instruments facility upon notice to the Borrower.

  7.2. All sum owing under the R&D tax credit facility are payable on the earliest of the following events:

    (i) upon demand by the Bank;

    (ii) upon the date where the Borrower files its tax return if there is upon such date a set-off between the tax credits receivable and the taxes payable;

    (iii) upon the date where the Borrower has to file its tax return if such has not been filed upon that date;

    (iv) upon the date of receipt of the notice of assessment taking under consideration the tax credits receivable for a given fiscal year;

    (v) upon the date of receipt of a reimbursement from the competent authorities in relation with the tax credit;

    (vi) within ten (10) days following the Borrower's default to apply any check or any amount to be received as a tax credit in reduction of the R&D tax credit facility.

8. AVAILABILITY OF THE LEASING FACILITY:

The leasing facility ceases to be available upon a default or if a material adverse change occurs in the Lessee's financial situation or business.

9. LEASE PAYMENTS:

  9.1. At the Lessor's request, the Lessee must sign a leasing contract for the Equipment as prepared by the Lessor.

  9.2. Lease payments are payable monthly from the date of the determination of the lease payments.

10. PURCHASE OPTION:

As long as the Lessee is not in default, it has the option to purchase the Equipment during the month and for a price equal to the percentage of the gross cost of the Equipment of the Lessor, as mentioned under "option" of heading 5 herein chosen by the Lessee. The closing of this purchase option shall terminate the leasing facility.

11. SECURITY:

  11.1. As security for the fulfillment of the Borrower's obligations, the Bank already holds the following security:

     11.1.1. First ranking security under Section 427 of the Bank Act covering all the Borrowers inventory;

     11.1.2. First ranking moveable hypothec, notably on the universality of the Borrowers present and future inventory, accounts receivable and copyright;

     11.1.3. Corporate guarantee signed by Discreet Logics U.S.A. Inc. in favor of the Bank supported by a first lien in favor of the bank on all the guarantor's assets filed in the U.S.A.;

     11.1.4. Insurance (against fire and all other risks) on the Borrower's and Discreet Logics U.S.A. Inc.'s inventory and all other assets for their full insurable value; the Bank must be named beneficiary of these policies.

  11.2. Also as security for the fulfillment of all Borrowers obligations, the Borrower's, the Borrower must grant the following additional securities:

     11.2.1. Unlimited corporate guarantee signed by Discreet Logics Inc. subsidiaries (other than Discreet Logics U.S.A. Inc.);

     11.2.2. Pledge in favour of the Bank of documents referred to in the letters of credit;

     11.2.3. Certified copy of the Borrower's maritime insurance policy; the Bank must be named beneficiary of this policy.

In order to secure its obligations towards the Bank, the Lessee must grant the following security:

  11.3. Insurance (against fire and all other risks) relating to the Equipment and all other assets of the Lessee, for their replacement value; civil liability insurance for a minimum amount of one (1) million dollars; the Lessor, must also be named additional insured and first beneficiary of these policies;

12. COVENANTS:

The Borrower must:

  12.1. constantly insure its assets, such as a prudent administrator would protect with insurance against fire and all other risks, for their full insurance value;

  12.2. provide the Bank with its 10K statements as well as the annual non-consolidated financial statement of all corporate guarantors, within 93 days following the end of each fiscal year;

  12.3. provide the Bank with its 10Q statements consolidated within 48 days following the end of each quarter;

  12.4. provide the Bank, within 90 days of the beginning of each new fiscal year, with its annual quarterly budget for the fiscal year in question;

  12.5. provide the Bank with its monthly list of account receivable, within 15 days following the end of each month;

  12.6. keep its account receivable free and clear of any prior rights in favor of third parties;

  12.7. not alter the nature of its business, sell assets or amalgamate with another corporation, without a 30 days prior notice to the Bank;

  12.8. comply with all norms, laws and regulations applicable to the business and the property of the borrower including laws and regulations respecting the environment, and hold at all times, all permits and authorizations required under such laws and regulations;

  12.9. provide the Bank within a reasonable delay with any information which the Bank may reasonably request, relating to the Borrower's financial situation;

  12.10. grant additional securities satisfactory to the Bank, should the risk-equivalent of the outstanding term financial instruments, calculated at the market value, exceed 10% of the amount of the risk-equivalent agreed upon;

  12.11. not provide financial assistance to third parties beyond the normal course of its business without a 30 days prior notice to the Bank;

  12.12. should the balance owed by the Borrower exceed the authorized amount of utilization, by reason of currency fluctuation, compensate the Bank, either by reducing the utilization or by granting the Bank additional security, satisfactory to the Bank;

  12.13. keep a working capital ratio to or above 1.10:1;

  12.14. keep a "Debt service coverage ratio" equal to or above 2.0:1; this ratio is the proportional relation of i) earnings before depreciation, amortization, income taxes, extraordinary items, interest and other financing costs, over ii) the sum of the current portion of the long term debt, capital leases and the interest and other financing costs;

  12.15. keep a minimum ratio of "Capital to total net assets" of at least 25%. Capital is defined as the shareholders equity (capital and retained earnings), plus loans subordinated and postponed to the Bank and long term deferred taxes payable, minus intangible assets, leasehold improvements, investments in, advances to and any other liabilities from affiliated companies, shareholders or members of the Borrower's personnel (hereafter the "Excluded Assets"). Total assets is defined, for the purpose of this calculation, as the total assets minus the Excluded Assets.

  12.16. keep a minimum Capital of USD 28,000,000;

  12.17. Not dispose of the Source codes and trade marks or grant a lien thereon ("negative pledge").

13. EVENTS OF DEFAULT:

  13.l.  The Lessee is in default in each of the following cases:

     13.1.1. Non-payment of any amounts owing to the Lessor;

     13.1.2. Default to the Agency agreement, the Master leasing agreement, the relevant leasing contract, or to security granted to the Lessor;

     13.1.3. Failure to fulfill any of the covenants included in these presents;

     13.1.4. Default towards another creditor.

  13.2. A default under the leasing facility or any other credit facility granted or to be granted by the Lessor, in this capacity or its capacity as lender, will constitute a default under these presents and vice-versa, at the Lessor's option.

  13.3. In case of default, the Lessor may, without limiting its rights included in the Master leasing agreement, demand immediate payment of all sums owing, including without limitation, all lease payments under the terms of the leasing facility.

  13.4. Should the Lessee be in default prior to the determination of the lease payments, the Lessee must reimburse the Lessor all sums which the Lessor disbursed or is called to disburse relating to the leasing facility and the purchase of the Equipment, with interest from the date of each disbursement, at the Banque Nationale de Paris (Canada)'s annual prime rate, plus 1%.

  13.5. In each of the defaults mentioned above, the Lessee shall be in default by mere lapse of time, without a formal notice being required.

14. REPRESENTATIONS:

  14.1. The Borrower declares and guarantees the Bank that as of the date of this document the Borrower is in compliance with all of the environmental laws and regulations applicable to its business and its properties, and that it holds all of the relevant permits and authorizations required by these laws and regulations.

  14.2. The Borrower declares and guarantees that as of the date of this document, and to the best of its knowledge, no complaint, lawsuit or order regarding environmental protection has been served on it, other than those already notified to the Bank in writing.

15. PROFESSIONAL FEES:

  15.1. The Bank will select the legal counsel to be mandated to prepare and register the legal documentation, which must be satisfactory to the Bank. The Borrower must submit to such legal counsel all pertinent documentation and information necessary and useful for this purpose.

  15.2. If the legal counsel mandated is the Borrower's counsel, the Bank reserves the right to have the legal documentation reviewed by its own counsel, at the Borrower's expense.

  15.3. All legal fees and expenses incurred by the Bank and the Borrower in implementing the credit and in obtaining the security shall be paid by the Borrower whether or not the credit is used, as well as the fees and expenses for amendments and renewals thereof.

If you are in agreement with this offer, kindly confirm your acceptance by signing and returning the enclosed copy on or before five o'clock on August 22, 1997, failing which this offer will become null, void and without effect.

Cette lettre d'offre est redigee en anglais a la demande expresse de l'Emprunteur et la Banque, a cause de cette demande, exprime la meme volonte. This commitment letter is drawn up in English at the express request of the Borrower and, in view of such request, the Bank expresses the same intention.

Yours very truly,

/s/ Bernard Kennepohl                     /s/ Michel Bitar

Bernard Kennepohl                         Michel Bitar
Vice-president, Deputy Manager            Assistant vice-president
Commercial and Export Banking             Commercial and Export Banking

ACCEPTED THIS 11th DAY OF August 1997

DISCREET LOGIC INC.

By:/s/ Giovanni Tagliamonti

And:/s/ Aaron Akerman

                                  APPENDIX A

                      TERM FINANCIAL INSTRUMENT FACILITY
                                RISK-EQUIVALENT


        TYPE OF TERM
   FINANCIAL INSTRUMENTS        LENGTH OF CONTRACT/1/        RISK-EQUIVALENT
                                                       (% OF THE NOMINAL VALUE OF
                                                              THE CONTRACT)
-----------------------------------------------------------------------------------
  Forward exchange contract       One year or less                 10%
              or
       Exchange options
                          ---------------------------------------------------------
                                 More than one year    10% the first year plus 5%
                                                          each additional year
-----------------------------------------------------------------------------------
   Interest rates exchange        One year or less                  2%
contract (Interest rates swap)
                          ---------------------------------------------------------
                                 More than one year   2% for the first year plus 2%
                                                             additional year
-----------------------------------------------------------------------------------
 Future rates contract (FRA)      One year or less                1.25%
              or
    Interest rates option
                          ---------------------------------------------------------
                                 More than one year     1.25% the first year plus
                                                       1.25% each additional year

Note 1: Initial length of the contract. Any portion of a year counts for a full year. With respect to Future rates contracts and to Interest rates option contracts, the initial length is calculated from the purchase date until the term of the contract.